Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2011 Results

COLUMBUS, Ohio--(BUSINESS WIRE)--January 5, 2011--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $580.7 million and net earnings of $14.5 million, or $0.20 per share, for its fiscal 2011 second quarter ended November 30, 2010. In last year’s second quarter, the Company reported net sales of $448.0 million and net earnings of $23.2 million, or $0.29 per share.

Comparative financial highlights for the three- and six-month periods are as follows:

(U.S. dollars in millions, except per share data)

	2Q2011	1Q2011	2Q2010	6M2011	6M2010
Net sales	$580.7	$616.8	$448.0	$1,197.5	$865.5
Operating income	12.9	21.1	19.1	34.0	14.6
Equity income	16.2	18.3	15.1	34.5	31.3
Net earnings	14.5	22.4	23.2	36.8	29.9
Earnings per share	$0.20	$0.29	$0.29	$0.49	$0.38

“I am pleased with the performance of our Company as we continue to produce solid results in our Steel Processing and Pressure Cylinders business segments, despite an uneven economic recovery,” said Chairman and CEO John P. McConnell. “Automotive demand continued to provide strong volumes in Steel Processing and we have been encouraged to see the continued improvement in our Pressure Cylinders European operations and volume increases in most of our cylinder product lines in North America,” McConnell added.

Consolidated Quarterly Results

Net sales for the second quarter ended November 30, 2010, were $580.7 million, up 30% from the comparable quarter last year, when net sales were $448.0 million. An overall increase in volumes had an $86.3 million positive impact on net sales as both Steel Processing and Pressure Cylinders showed improvements, while Metal Framing’s volumes declined.

Gross margin for the current quarter was $69.8 million, or 12% of net sales compared to $67.2 million or 15% of net sales for the prior year quarter. The $2.6 million increase in the gross margin was primarily due to increased volumes in both Steel Processing and Pressure Cylinders. The decline in the gross margin percentage was due to lower spreads between average selling prices and the cost of steel. Inventory holding losses reduced margins in the current quarter; whereas, the prior year quarter benefited from inventory holding gains. SG&A expenses were $8.9 million higher than in the prior year quarter, primarily due to increased SG&A expenses from the acquisitions as well as higher profit sharing, bonus and wage expenses.

Operating income for the quarter was $12.9 million, down $6.2 million or 32% versus last year. Increases in volume were offset by reduced spreads and increases in manufacturing and SG&A expenses, noted above.

Interest expense was $4.8 million in the quarter, up from $2.0 million in the prior year, mainly due to the higher debt levels driven by acquisitions, share repurchases and increased working capital needs, as well as higher interest rates due to the April 2010 issuance of $150.0 million principal amount of 6.5% unsecured notes, due in 2020, to lock in long-term financing.

Equity in net income from unconsolidated joint ventures was $16.2 million, an increase of $1.1 million from the comparable year-ago quarter, on sales of $210.7 million. Worthington Armstrong Venture (WAVE) represents the majority of equity earnings with $12.8 million, an increase of $1.2 million versus a year ago. TWB and Serviacero contributed $2.2 million and $0.8 million of equity income, respectively.

For the quarter, income tax expense of $7.3 million compared to income tax expense of $7.2 million a year ago. The current quarter reflects an estimated annual effective tax rate of 32.9% compared to 30.5% for the prior year quarter, before the impact of discrete tax adjustments, which were minimal for both quarters. The increase was primarily due to the Company’s improving domestic results.

Balance Sheet

At quarter end, total debt was $374.0 million, down $41.4 million from the previous quarter ended August 31, 2010, as a reduction of working capital lowered short-term borrowing needs. A total of $78.7 million was drawn on the $400.0 million revolving credit facility, leaving $313.1 million available under that facility on November 30, 2010, after adjusting for outstanding letters of credit. The Company had also utilized $45.0 million of its $100.0 million trade accounts receivable securitization facility.

Cash provided by operating activities for the quarter was $59.5 million, compared to cash provided by operations of $37.9 million in the year-ago quarter and cash used by operating activities of $69.2 million from the first quarter of this year. The difference was largely due to the lower volumes and steel prices in the second quarter when compared to the first quarter. As the volumes decrease, so does the need for working capital and the reduction in working capital generates cash.

During the current quarter, the Company invested $4.5 million in property, plant and equipment, and, early in the quarter, repurchased 0.5 million common shares for $7.7 million. This reduced the total outstanding common shares to 74.1 million at quarter end.

Quarterly Segment Results

Steel Processing’s net sales of $317.1 million were up 41%, or $91.5 million, over the prior year quarter. A 22% increase in volumes increased sales by $61.5 million over the prior year quarter. The largest increase came in the higher value added products in the automotive segment, due to the contribution from the Gibraltar strip steel acquisition. This change in the product mix combined with a higher average cost of steel in the current quarter, resulted in an increase in the average selling price and a $30.0 million increase in net sales.

Steel Processing’s mix of direct versus toll tons processed was 54% to 46% this quarter, consistent with the mix a year ago. Operating income of $8.4 million was $6.3 million lower than the prior year quarter. Higher volumes contributed $14.7 million to operating income. However, this was more than offset by the impact of lower margins and higher manufacturing and SG&A expenses. Margins in the current quarter were compressed as higher priced inventory flowed through cost of goods sold while falling market steel prices lowered selling prices, compressing spreads. The inverse was true in the prior year.

Pressure Cylinders’ net sales of $136.2 million were up 30% from the year ago quarter. The North American operations experienced volume increases in the majority of its product lines, in addition to being aided by the acquisitions of SCI and Hy-Mark. Overall volumes for the European operations improved as the industrial gas and automotive markets began to recover from the global economic downturn. Operating income increased 133% from the prior year quarter to $9.5 million, driven by a solid performance in the North American operations and improving European operations.

Metal Framing’s net sales of $77.1 million were down 4%, or $3.5 million, from the prior year quarter as volumes were down 13%, reducing net sales by $12.4 million. The primary reason for the decline in volume and net sales related to the sale of the Canadian operations in November 2009. Excluding the impact of the Canadian operations in the prior year quarter, net sales were up 4% on volumes that were 6% lower. The impact of higher average selling prices was not enough to offset higher material prices. This segment has been negatively impacted by a dramatically weakened commercial construction market, pricing pressures, and inventory holding losses. The current quarter operating loss was $6.7 million, compared to operating income of $2.8 million in the prior year quarter.

Company Outlook

“The third quarter is our historically slowest quarter of the year and while we do expect to see some seasonality impact, we anticipate sustaining much of our volume improvements in Steel Processing and Pressure Cylinders,” McConnell said. “We are still seeing low demand in a slow to recover construction market for Metal Framing and we will continue to assess the business and its markets. Meanwhile, we have been giving more of our attention to emerging markets where there is a commitment to increase and improve housing opportunities in developing countries. Our recently announced international building projects, centered on our steel framing system for mid-rise buildings, are providing potential growth opportunities. We are also expanding our alternative fuel strategy for Pressure Cylinders with our entry into India with Nitin Cylinders.” McConnell added, “Our operational improvements and efficiencies continue as priorities while we focus on positioning the Company for growth.”

Dividend Declared

On November 29, 2010, the Board of Directors declared a quarterly cash dividend of $0.10 per share, which was paid on December 29, 2010, to shareholders of record on December 15, 2010.

Recent Highlights

  Stock repurchases of 0.5 million common shares for $7.7 million in the second quarter of fiscal 2011. The Board of Directors authorized the repurchase of up to 10 million outstanding common shares in September 2007. The Company also repurchased 4.8 million common shares in the first quarter of fiscal 2011, leaving 3.2 million common shares available for future repurchases.
  On December 29, 2010, Pressure Cylinders acquired 60% interest in Nitin Cylinders Limited, a joint venture located in India, to expand Worthington’s presence in the growing alternative fuels and CNG (compressed natural gas) cylinder markets.
  On January 4, 2011, Worthington announced the launch of a joint venture in China with the goal of driving light gauge steel-framed construction in second tier cities. Worthington’s Global Group is pursuing steel-framed mid-rise residential construction opportunities in emerging international markets, including five developing Chinese provinces where the joint venture will operate.

Conference Call

Worthington will review second quarter results during its quarterly conference call today, January 5, 2011, at 1:30 p.m., Eastern Standard Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2010 fiscal year sales of approximately $1.9 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, CNG storage, and scuba tanks; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings and laser welded blanks. Worthington employs approximately 6,500 people and operates 65 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and projected timing, results, benefits, costs, charges and expenditures related to acquisitions, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for improving and sustaining earnings, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies, within facilities and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of the Company’s products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2010	2009	2010	2009
Net sales	$580,687	$447,981	$1,197,492	$865,508
Cost of goods sold	510,868	380,748	1,048,759	749,075
Gross margin	69,819	67,233	148,733	116,433
Selling, general and administrative expense	56,971	48,098	113,749	98,123
Impairment of long-lived assets	-	2,703	-	2,703
Restructuring and other expense (income)	(76)	(2,661)	988	965
Operating income	12,924	19,093	33,996	14,642
Other income (expense):
Miscellaneous income (expense)	(94)	(325)	(137)	1,370
Interest expense	(4,838)	(2,048)	(9,546)	(4,559)
Equity in net income of unconsolidated affiliates	16,223	15,138	34,512	31,282
Earnings before income taxes	24,215	31,858	58,825	42,735
Income tax expense	7,332	7,240	17,689	10,522
Net earnings	16,883	24,618	41,136	32,213
Net earnings attributable to noncontrolling interest	2,414	1,369	4,313	2,289
Net earnings attributable to controlling interest	$14,469	$23,249	$36,823	$29,924

Basic
Average common shares outstanding	74,062	79,096	75,870	79,081
Earnings per share attributable to controlling interest	$0.20	$0.29	$0.49	$0.38

Diluted
Average common shares outstanding	74,077	79,109	75,882	79,165
Earnings per share attributable to controlling interest	$0.20	$0.29	$0.49	$0.38

Common shares outstanding at end of period	74,108	79,105	74,108	79,105

Cash dividends declared per share	$0.10	$0.10	$0.20	$0.20

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$60,870	$59,016
Receivables, less allowances of $6,305 and $5,752 at
November 30, 2010 and May 31, 2010, respectively	315,140	301,455
Inventories:
Raw materials	160,623	177,819
Work in process	93,628	106,261
Finished products	86,803	80,251
Total inventories	341,054	364,331
Income taxes receivable	5,915	1,443
Assets held for sale	-	2,637
Deferred income taxes	22,457	21,964
Prepaid expenses and other current assets	32,274	31,439
Total current assets	777,710	782,285

Investments in unconsolidated affiliates	122,199	113,001
Goodwill	85,113	79,543
Other intangible assets, net of accumulated amortization of $18,624
and $17,768 at November 30, 2010 and May 31, 2010, respectively	24,868	23,964
Other assets	14,583	15,391
Property, plant and equipment, net	487,839	506,163
Total assets	$1,512,312	$1,520,347

Liabilities and equity
Current liabilities:
Accounts payable	$196,854	$258,730
Short-term borrowings	123,735	-
Accrued compensation, contributions to employee benefit plans and related taxes	47,273	62,413
Dividends payable	7,414	7,932
Other accrued items	44,322	41,635
Income taxes payable	-	9,092
Total current liabilities	419,598	379,802

Other liabilities	73,079	68,380
Long-term debt	250,246	250,238
Deferred income taxes	66,562	71,893
Total liabilities	809,485	770,313

Shareholders' equity - controlling interest	666,470	711,413
Noncontrolling interest	36,357	38,621
Total equity	702,827	750,034
Total liabilities and equity	$1,512,312	$1,520,347

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2010	2009	2010	2009
Operating activities
Net earnings attributable to controlling interest	$14,469	$23,249	$36,823	$29,924
Adjustments to reconcile net earnings attributable to controlling interest to net cash provided (used) by operating activities:
Depreciation and amortization	15,646	16,432	31,470	32,328
Impairment of long-lived assets	-	2,703	-	2,703
Restructuring and other expense (income), non-cash	(32)	277	225	3,100
Provision for deferred income taxes	(1,365)	(3,696)	(4,464)	(1,303)
Bad debt expense (income)	776	(2,460)	781	(2,953)
Equity in net income of unconsolidated affiliates, net of distributions	(2,160)	(3,638)	(3,816)	(4,158)
Net earnings attributable to noncontrolling interest	2,414	1,369	4,313	2,289
Net loss (gain) on sale of assets	354	(4,441)	(329)	(4,292)
Stock-based compensation	1,579	1,176	3,033	2,150
Gain on acquisition	-	232	-	(891)
Changes in assets and liabilities:
Receivables	8,100	(2,478)	(15,122)	5,274
Inventories	31,799	(32,379)	26,330	9,398
Prepaid expenses and other current assets	1,437	18,968	695	19,935
Other assets	107	65	807	184
Accounts payable and accrued expenses	(15,158)	21,744	(94,143)	39,056
Other liabilities	1,491	751	3,658	1,357
Net cash provided (used) by operating activities	59,457	37,874	(9,739)	134,101

Investing activities
Investment in property, plant and equipment, net	(4,477)	(13,205)	(10,810)	(20,954)
Acquisitions, net of cash acquired	-	(24,351)	(12,175)	(34,064)
Distributions from unconsolidated affiliates, net	-	-	-	264
Proceeds from sale of assets	4,366	14,459	6,508	14,478
Net cash used by investing activities	(111)	(23,097)	(16,477)	(40,276)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(41,375)	(39,219)	123,735	55,241
Principal payments on long-term debt	-	(3)	-	(118,551)
Proceeds from issuance of common shares	1,036	248	1,338	1,340
Payments to noncontrolling interest	(3,457)	(856)	(6,577)	(2,920)
Repurchase of common shares	(12,137)	-	(75,092)	-
Dividends paid	(7,408)	(7,907)	(15,334)	(15,813)
Net cash provided (used) by financing activities	(63,341)	(47,737)	28,070	(80,703)

Increase (decrease) in cash and cash equivalents	(3,995)	(32,960)	1,854	13,122
Cash and cash equivalents at beginning of period	64,865	102,401	59,016	56,319
Cash and cash equivalents at end of period	$60,870	$69,441	$60,870	$69,441

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2010	2009	2010	2009
Volume:
Steel Processing (tons)	608	497	1,224	898
Pressure Cylinders (units)	13,684	12,500	27,953	26,420
Metal Framing (tons)	60	70	125	153

Net sales:
Steel Processing	$317,147	$225,557	$672,011	$407,143
Pressure Cylinders	136,218	104,921	272,292	206,233
Metal Framing	77,084	80,575	161,588	176,012
Other	50,238	36,928	91,601	76,120
Total net sales	$580,687	$447,981	$1,197,492	$865,508

Material cost:
Steel Processing	$232,845	$152,239	$494,032	$282,323
Pressure Cylinders	62,784	45,898	126,301	91,704
Metal Framing	55,128	44,232	111,845	102,778

Operating income (loss):
Steel Processing	$8,429	$14,735	$25,047	$15,543
Pressure Cylinders	9,523	4,086	19,077	9,977
Metal Framing	(6,684)	2,811	(10,613)	(1,478)
Other	1,656	(2,539)	485	(9,400)
Total operating income	$12,924	$19,093	$33,996	$14,642

The following provides detail of restructuring and other expense (income) included in operating income by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2010	2009	2010	2009

Pre-tax restructuring and other expense (income) by segment:
Steel Processing	$(270)	$(304)	$(373)	$175
Pressure Cylinders	-	7	-	295
Metal Framing	56	(2,595)	976	981
Other	138	231	385	(486)
Total restructuring and other expense (income)	$(76)	$(2,661)	$988	$965

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com